EX-28(d)(5)(d)

SUB-SUB-INVESTMENT ADVISORY AGREEMENT

AGREEMENT dated April 30, 2019, between Delaware Investments Fund Advisers, a series of Macquarie Investment Management Business Trust, a Delaware statutory trust (the “Sub-Advisor”), and Macquarie Investment Management Europe Limited, a company registered in England and Wales with company number 09612439 (the “Sub-Sub-Advisor”).

WHEREAS, Lincoln Variable Insurance Products Trust (the “Trust”) is registered under the Investment Company Act of 1940, as amended (the “1940 Act”) as an open-end management investment company;

WHEREAS, the Trust is authorized to issue separate series, each of which will offer a separate class of shares of beneficial interest, each series having its own investment objective or objectives, policies and limitations;

WHEREAS, pursuant to an Investment Management Agreement, effective as of April 30, 2007 (the “Management Agreement”), a copy of which has been provided to Sub-Advisor, the Trust has retained Lincoln Investment Advisors Corporation (the “Adviser”) to render certain investment management services with respect to the Trust’s series;

WHEREAS, the Adviser has retained Sub-Advisor as investment sub-adviser to provide the investment advisory services to the Trust’s series listed on Appendix I to this Agreement (each, a “ Fund”, and collectively the “Funds”) pursuant to Sub-Advisory Agreements effective as of January 4, 2010 and May I, 2010 and (the “Sub-Advisory Agreement(s)”);

WHEREAS, the Sub-Advisor wishes to retain Sub-Sub-Advisor to provide it with sub-advisory services as described below in connection with Sub-Advisor’s advisory activities with respect to the Fund, and the Trust and the Adviser have agreed that Sub-Advisor may retain an affiliated investment adviser to provide certain advisory activities with respect to the Fund so long as Sub-Advisor shall be as fully responsible to the Trust for the acts and omissions of the Sub-Sub-Advisor as it is for its own acts and omissions;

WHEREAS, this Agreement has been approved in accordance with the provisions of the 1940 Act, and the Sub-Sub-Ad visor is willing to furnish such services upon the terms and conditions herein set forth;

NOW, THEREFORE, in consideration of the mutual premises and covenants herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, it is agreed by and between the parties hereto as follows:

1. Appointment. The Sub-Advisor hereby appoints the Sub-Sub-Advisor as its agent to act as sub-advisor with respect to the Fund, and the Sub-Sub-Advisor accepts such appointment and agrees to render the services herein set forth for the compensation herein provided.

2. Services of the Sub-Sub-Advisor. Subject to the succeeding provisions of this section, the oversight and supervision of the Sub-Advisor, the Adviser and the Trust’s Board of Trustees, the Sub-Sub-Advisor may perform certain of the day-to-day operations of the Fund, which may include one or more of the following services, at the request of the Sub-Advisor: (a) acting as investment advisor for and managing the investment and reinvestment of those assets of the Fund as the Sub-Advisor may from time to time request and in connection therewith have complete discretion in purchasing and selling such securities and other assets for the Fund and in voting, exercising consents and exercising all other rights appertaining to such securities and other assets on behalf of the Fund; (b) arranging, subject to the provisions of paragraph 3 hereof, for the purchase and sale of securities and other assets of the Fund; (c) providing advice, investment research and credit analysis concerning the Fund’s investments and investments that are under consideration for inclusion in the Fund, (d) assisting the Sub-Advisor in determining what portion of the Fund’s assets will be invested in cash, cash equivalents and money market instruments, (e) placing orders for all purchases and sales of such investments made for the Fund, (t) quantitative support (including performance attribution analysis) to Sub-Adviser in connection with the Fund, and (g) maintaining the books and records as are required to support Fund investment operations. In addition, the Sub-Sub-Advisor will keep the Trust, the Adviser and the Sub-Advisor informed of developments materially affecting the Fund and shall, on its own initiative, furnish to the Fund from time to time whatever information the Sub-Sub-Advisor believes appropriate for this purpose. The Sub-Sub-Advisor will periodically communicate to the Sub-Advisor, at such times as the Sub-Advisor may direct, information concerning the purchase and sale of securities for the Fund, including: (a) the name of the issuer, (b) the amount of the purchase or sale, (c) the name of the broker or dealer, if any, through which the purchase or sale will be effected, (d) the CUSIP number of the instrument, if any, and (e) such other information as the Sub-Advisor may reasonably require for purposes of fulfilling its obligations to the Trust under the Sub-Advisory Agreement. The Sub-Sub-Advisor will provide the services rendered by it under this Agreement in accordance with the Fund’s investment objectives, policies and restrictions as stated in the Fund’s Prospectus and Statement of Additional Information (as currently in effect and as they may be amended or supplemented from time to time) and the resolutions of the Trust’s Board of Trustees.

The Sub-Sub-Advisor represents, warrants and covenants that it is authorized and regulated by the Financial Conduct Authority and the U.S. Securities and Exchange Commission.

To the extent permitted by law, Sub-Sub-Adviser may from time to time employ or associate itself with such person or persons, including affiliates, as it believes to be particularly fitted to assist it in the execution or performance of its obligations under this Agreement; provided, however, that the use of such persons does not relieve Sub-Sub-

Adviser from any obligation or duty under this Agreement, and provided no such person serves or acts as an investment adviser so as to require a new written contract pursuant to the 1940 Act and SEC interpretations. Sub-Sub-Adviser shall remain liable for the performance of its obligations under this Agreement, and for the acts and omissions of its employees or associates.

3. Covenants.

(a) In the performance of its duties under this Agreement, the Sub-Sub- Advisor shall at all times conform to, and act in accordance with, any requirements imposed by: (i) the applicable provisions of the 1940 Act and the Investment Advisors Act of 1940, as amended (the ‘1⁄4dvisors Act”) and all applicable Rules and Regulations of the Securities and Exchange Commission (the “SEC”); (ii) any other applicable provision of law, including any laws of England and Wales to the extent that they apply to the Sub-Sub-Advisor for the provision of services under this Agreement; (iii) the provisions of the Declaration of Trust and By-Laws of the Trust, as such documents are amended from time to time; (iv) the investment objectives and policies of the Fund as set forth in the Fund’s Registration Statement on Form N-1A and/or the resolutions of the Board of Trustees; and (v) any policies and determinations of the Board of Trustees of the Trust; and

(b) In addition, the Sub-Sub-Advisor will (subject to Appendix II):

(i) place orders either directly with the issuer or with any broker or dealer. Any transactions and dealings with brokers or dealers will be consistent with Sub-Sub-Adviser’s best execution policies and as otherwise set out in Appendix II to this Agreement;

(ii) maintain books and records with respect to the Fund’s securities transactions and will render to the Sub-Advisor, the Adviser and the Trust’s Board of Trustees such periodic and special reports as they may request;

(iii) maintain a policy and practice of conducting its investment advisory services hereunder independently of the commercial banking operations of its affiliates. When the Sub-Sub-Advisor makes investment recommendations for the Fund, its investment advisory personnel wi11 not inquire or take into consideration whether the issuer of securities proposed for purchase or sale for the Fund’s account are customers of the commercial department of its affiliates; and

(iv) treat confidentially and as proprietary information of the Fund aU records and other information relative to the Fund, and the Fund’s prior, current or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld. Notwithstanding the foregoing, the aforesaid information need not be treated as confidential if required to be disclosed under applicable law. if generally available to the public through means other than by disclosure by the Sub-Sub-Advisor, Sub-Advisor or the Adviser, if available from a source other than the Sub-Sub-Advisor, Sub-Advisor, the Adviser or the Fund, or is required to be disclosed for the purposes of providing services pursuant to this Agreement.

(c) In addition, the Sub-Advisor agrees that the Sub-Sub-Advisor may aggregate transactions for the Fund with transactions for other clients and/ or its own account. In relation to a particular order, aggregation may operate on some occasions to the advantage of the Sub-Advisor and on other occasions to the Sub-Advisor’s disadvantage. However, it must be unlikely that the aggregation of orders and transactions will work overall to the disadvantage of the Sub-Advisor before transactions will be aggregated;

4. Services Not Exclusive. Nothing in this Agreement shall prevent the Sub-Sub-Advisor or any officer, employee or other affiliate thereof from acting as investment advisor for any other person, firm or corporation, or from engaging in any other lawful activity, and shall not in any way limit or restrict the Sub-Sub-Advisor or any of its officers, employees or agents from buying, selling or trading any securities for its or their own accounts or for the accounts of others for whom it or they may be acting; provided, however, that the Sub-Sub-Advisor will undertake no activities which, in its judgment, will adversely affect the performance of its obligations under this Agreement.

5. Books and Records. In compliance with the requirements of Rule 3la-3 under the 1940 Act, the Sub-Sub-Advisor hereby agrees that all records which it maintains for the Fund are the property of the Trust and further agrees to surrender promptly to the Trust any such records upon the Trust’s request. The Sub-Sub-Advisor further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a- I under the 1940 Act (to the extent such books and records are not maintained by the Sub-Advisor).

6. Compensation. For that portion of the Fund for which Sub-Sub-Advisor acts as sub-sub-advisor, Sub-Advisor agrees to pay to Sub-Sub-Advisor and Sub-Sub-Advisor agrees to accept as full compensation for all services rendered by Sub-Sub-Advisor as such a monthly fee in arrears at an annual rate equal to the percentage of the fee received by the Sub-Advisor from the Advisor pursuant to the Sub-Advisory Agreement as noted in Appendix I. For any period less than a month during which this Agreement is in effect, the fee shall be prorated according to the proportion which such period bears to a full month of 28, 29, 30 or 31 days, as the case may be. Such compensation percentage may change at any time based upon written revisions or supplements to this Section 6 or Appendix I.

7. Representations of Parties.

(a) Representations of Sub-Advisor. Sub-Advisor represents, warrants and agrees as follows: (.I) Sub-Advisor is duly authorized to delegate to Sub-Sub-Advisor the provision of investment services to the Fund as contemplated in this Agreement; and (2) Sub-Advisor (i) is registered as an .investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act, the Advisers Act or other Jaw, regulation or order from performing the services contemplated by this Agreement; (iii) has met, and will continue to meet for so long as this Agreement remains in effect, all applicable federal or state requirements, and the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify Sub-Sub-Advisor of the occurrence of any event that would disqualify Sub-Advisor from serving as an investment adviser of any investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

(b) Representations of Sub-Sub-Advisor. Sub-Sub-Advisor represents, warrants and agrees as follows: Sub-Sub-Advisor (i) is authorized and regulated by the Financial Conduct Authority (“FCA”) and is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement; (iii) has met, and will continue to meet for so long as this Agreement remains in effect, all applicable federal or state requirements, and the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify Sub-Advisor of the occurrence of any event that would disqualify Sub-Sub-Advisor from serving as an investment adviser of any investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

8. Limitation on Liability. The Sub-Sub-Advisor will not be liable for any error of judgment or mistake of Jaw or for any loss suffered by the Sub-Advisor or by the Trust or the Fund in connection with the performance of this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its duties under this Agreement. As used in this Section 8, the term “Sub-Sub-Advisor” shall include any affiliates of the Sub-Sub-Advisor performing services for the Fund contemplated hereby and partners, directors, officers and employees of the Sub-Sub-

Advisor and such affiliates.

Sub-Advisor will indemnify Sub-Sub-Advisor against any expense, cost, charge, loss or liability incurred by Sub-Sub-Advisor arising out of, or in connection with:

(a)	Sub-Sub-Advisor or any of its officers or agents acting under this Agreement; or

(b)

any negligence, fraud, dishonesty or breach of this Agreement or any law or regulation by Sub-Advisor, its officers, employees or agents relating to Sub-Advisor’s performance of this Agreement (for the purposes of this Section 8 indemnification, Sub-Sub-Advisor shall not be considered an agent of Sub-Advisor), except insofar as any loss, liability, cost, charge or expense is caused by the breach of fiduciary duty, willful misfeasance, bad faith, gross negligence, or from reckless disregard of its duties under this Agreement by Sub-Sub-Advisor or any of its officers, employees or agents. This obligation continues after the termination of this Agreement.

9. Duration and Termination. This Agreement shall become effective as of the date hereof and, unless sooner terminated with respect to the Fund as provided herein, shall continue in effect for a period of two years. Thereafter, if not terminated, this Agreement shall continue in effect with respect to the Fund for successive periods of 12 months, provided such continuance is specifically approved at least annually by both (a) the vote of a majority of the Trust’s Board of Trustees or a vote of a majority of the outstanding voting securities of the Fund at the time outstanding and entitled to vote and (b) by the vote of a majority of the Trustees, who are not parties to this Agreement or interested persons (as such term is defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval. Notwithstanding the foregoing, this Agreement may be terminated by the Trust or the Sub-Advisor at any time, without the payment of any penalty, upon giving the Sub-Sub-Advisor 60 days’ notice (which notice may be waived by the Sub-Sub-Advisor), provided that such termination by the Trust or the Sub-Advisor shall be directed or approved by the vote of a majority of the Trustees of the Trust in office at the time or by the vote of the holders of a majority of the outstanding voting securities of the FW1d entitled to vote, or by the Sub-Sub-Advisor on 60 days’ written notice (which notice may be waived by the Trust and the Sub-Advisor), and will terminate automatically upon any termination of the Sub-Advisory Agreement between the Trust and the Sub-Advisor. This Agreement will also immediately terminated in the event of its assignment. (As used in this Agreement, the terms “majority of the outstanding voting securities,” “interested person” and “assignment” shall have the same meanings of such terms in the 1940 Act.)

10. Notices. Any notice under this Agreement shall be in writing to the other party at such address as the other party may designate from time to time for the receipt of such notice and shall be deemed to be received on the earlier of the date actually received or on the fourth day after the postmark if such notice is mailed first class postage prepaid.

11. Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. Any amendment of this Agreement shall be subject to the 1940 Act.

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12. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding on, and shall inure to the benefit of the parties hereto and their respective successors.

13. Governing Law. 1bis Agreement shall be governed by and construed in accordance with the laws of the State of Delaware for contracts to be performed entirely therein without reference to choice of law principles thereof and in accordance with the applicable provisions of the 1940 Act.

14. Counterparts. This Agreement may be executed in counterparts by the parties hereto, each of which shall constitute an original counterpart, and all of which, together, shall constitute one Agreement.

15. Anti-Money Laundering Program. Sub-Sub-Advisor and Sub-Advisor each agree that: (i) it has in place an anti-money laundering program that is designed to comply with all applicable requirements of United States Federal anti-money laundering laws, including the USA PATRIOT Act; and (ii) it will comply with any other “know your customer” requirements. Unless otherwise agreed, each party acknowledges that it is its responsibility to monitor client transactions in order to detect attempted or actual money laundering. Each party also agrees to certify to the other, upon request, on a periodic basis that it is in compliance with the forgoing. In addition, each party agrees to permit inspection by U.S. federal departments or regulatory agencies with appropriate jurisdiction and to make available to examiners from such departments or regulatory agencies such information and records relating to the party’s anti-money laundering program as they may reasonably request.

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IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized officers designated below as of the day and year first above written.

DELAWARE INVESTMENTS FUND ADVISERS, a series of Macquarie Investment Management Business Trust

By:	/s/ Susan Natalini
Name:	Susan Natalini
Title:	Senior Vice President

MACQUARIE INVESTMENT MANAGEMENT EUROPE LIMITED

By:	/s/ Katherine Scott and /s/ Graham McDevitt
Name:	Katherine Scott and Graham McDevitt
Title:	Authorized Signatory and Division Director, respectively

Acknowledged by
LINCOLN INVESTMENT ADVISORS CORPORATION

By:	/s/ Jayson R. Bronchetti
Name:	Jayson R. Bronchetti
Title:	President

APPENDIX I

Fee Schedule

Sub-Advisor agrees to pay to Sub-Sub-Advisor a monthly fee in arrears at an annual rate equal to the percentage of the fee received by the Sub-Advisor from the Adviser pursuant to the Sub-Advisory Agreement as noted below:

[REDACTED]

APPENDIX II

Part A:

Regulatory Requirements for the Sub-Sub-Advisor relating to the Provision of Services to the Sub-Advisor

1.	Interpretation

1.1

The terms of this Appendix II (Part A) will apply for so long as the Sub-Sub-Advisor is appointed by the Sub-Advisor to provide either investment advice and non-discretionary execution SC?TVices (as set out in Part B below) or investment management services (as set out in clause I of the Agreement).

1.2	In this Appendix 1, unless the context requires otherwise, the following words have the following meanings:

“FCA Rules” means the rules, guidance, principles and codes comprised in the Handbook of Rules and Guidance issued by the FCA;

“Investment” means any securities, instruments, obligations or property of whatsoever nature in which a Fund may invest in accordance with the investment objectives and policies as set out in the Prospectus and Statement of Additional Information;

“Limit Order:” has the meaning given to it in the FCA Rules;

“Trading Venue” has the meaning given to it in the FCA Rules.

2.	Regulatory Status

2.1	The Sub-Sub-Advisor is authorised and regulated by the FCA. The FCA’s address is 12 Endeavour Square, London E20 lJN.

2.2	The Sub-Sub-Advisor has categorised the Sub-Advisor as a professional client (as defined in the FCA Rules) and the Sub-Sub-Advisor will provide its services under this Agreement on that basis.

2.3

The Sub-Advisor has the right to request the Sub-Sub-Advisor to categorise it as a retail client (as defined in the FCA Rules) either generally or in specific circumstances. However, it is the Sub-Sub-Advisor’s policy not to agree to such requests because its permission from the FCA does not permit it to carry on regulated activities with or for retail clients.

3.	Execution of Orders and Transactions

3.1

The parties agree that, when executing transactions on behalf of the Funds, or placing orders on behalf of the Funds with brokers for execution by those brokers, the Sub-Sub-Advisor shall (except to the extent that it is following a specific instruction from the Sub-Advisor in relation to the execution of an order) owe to the Funds a duty to take all sufficient steps to obtain the best possible result for the Funds, taking into account the execution factors that are relevant to the execution or placing of that order under the terms of the Sub-Sub-Advisor’s order execution policy.

3.2

Each of the Adviser and the Sub-Advisor (i) acknowledges and confirms that the Sub-Sub-Advisor has separately provided it with a summary of its updated order execution policy and (ii) hereby consents to the Sub-Sub-Advisor’s order execution policy as described in that summary.

3.3	Each of the Adviser and the Sub-Advisor hereby consents to the execution outside of a Trading Venue of its orders relating to Investments.

3.4

The Sub-Sub-Advisor may summarise and make public on an annual basis for each class of financial instrument in which it executes orders for or on behalf of its clients (including the Sub-Advisor in respect of the Funds): (i) the top five execution venues in terms of trading volumes where it executed client orders in the preceding year, and (ii) the quality of execution obtained.

3.5

The Sub-Sub-Advisor shall, upon reasonable request from the Sub-Advisor, provide to the Sub-Advisor information about brokers to which orders are transmitted or execution venues where orders are placed for execution.

3.6

Subject to the FCA Rules, the Sub-Sub-Advisor may, when executing transactions on behalf of the Funds or placing orders on behalf of the Funds with brokers for execution by those brokers, aggregate those transactions or orders wjth those of one or more of the Sub-Sub-Advisor’s other clients. Aggregation may on some occasions operate to the disadvantage of the Funds.

3.7

To the extent that the Sub-Sub-Advisor places a Limit Order for the sale or purchase of equities on behalf of the Funds with a broker for execution by that broker, the Sub-Advisor hereby expressly instructs the Sub-Sub-Advisor not to make public (and to use reasonable endeavours to procure that the broker does not make public) the details of that Limit Order unless the Sub-Sub-Advisor considers, in its absolute discretion, that it is appropriate for such details to be made public (which shall, without limitation, be deemed to include where the relevant broker makes the relevant details of that Limit Order public in circumstances where the Sub-Sub-Advisor has given the broker the discretion to do so).

4.	Risk Warnings

4.1

The Sub-Sub-Advisor is required to provide the Sub-Advisor with a description of the nature and risks of Investments that it is permitted to make in the management and investment of the Funds, or in respect of particular investment strategies. Each of the Adviser and the Sub-Advisor acknowledges and confirms that the Sub-Sub-Advisor has separately provided it with a risk disclosure document which sets out such descriptions and information.

5.	Conflicts of Interest

5.1

The Sub-Sub-Advisor has in place a conflicts of interest policy which specifies the procedures that it follows and the measures that it has adopted to identify, prevent or manage conflicts in a way that ensures fair treatment for the Sub-Advisor with respect to the Fund. Each of the Adviser and the Sub-Advisor acknowledges and confirms that the Sub-Sub-Advisor has separately provided to it a summary of the Sub-Sub-Advisor’s conflicts of interest policy. Further information on the Sub-Sub-Advisor’s conflicts of interest policy is available on request.

5.2

The Sub-Sub-Advisor hereby notifies the Adviser and the Sub-Advisor that, in certain circumstances, the organisational and administrative arrangements established by the Sub-Sub-Advisor to prevent or manage a particular conflict may not be sufficient to ensure, with reasonable confidence, that the risk of damage to the interests of clients will be prevented. Each of the Adviser and the Sub-Advisor acknowledges in particular the sections of the Sub-Sub-Advisor’s conflicts of interest policy that include specific descriptions of the conflicts of interest that arise or could arise in the provision of the Sub-Sub-Advisor’s services and explain the general nature and sources of the conflicts of interest, as well as risks to clients that arise as a result of the conflicts of interest and the steps undertaken to 1nitigate these risks to enable the Sub-Sub-Advisor’s clients to take an informed decision with respect to its services in the context of which the conflicts of interest arise.

6.	Complaints

6.1

The Sub-Sub-Advisor has in operation a complaints management policy in accordance with the FCA Rules for the effective consideration and proper handling of complaints from customers. The Sub-Sub-Advisor’s complaints management policy is available on request.

6.2	Any complaints should be referred to the Chief Compliance Officer of the Sub-Sub-Advisor.

7.	Compensation

7.1

FCA-regulated business conducted by the Sub-Sub-Advisor pursuant to this Agreement is covered by the Financial Services Compensation Scheme to the extent that the Sub-Advisor is an “eligible claimant” (as defined in the FCA Rules). The Financial Services Compensation Scheme compensates eligible claimants for losses suffered as a result of the inability of an FCA-regulated firm to pay monies due, or satisfy obligations owed, to them (typically as a result of the firm’s insolvency). Most types of designated investment business are covered for I00% of the sum owed, to a maximum compensation of £50,000 per eligible claimant.

8.	Recording of Communications

8.1	The Sub-Sub-Advisor hereby notifies the Adviser and the Sub-Advisor that:

(A)

telephone and electronic communications and conversations between the Sub-Sub-Advisor and the Sub-Advisor or the Adviser that result or may result in activities in financial instruments (as more particularly provided under the FCA Rules) will be recorded;

(B)	other communications and conversations with the Sub-Sub-Advisor and/or its Associates may also be recorded; and

(C)

a copy of the recordings and communications referred to in Clause 8.l(A) will be available to the Sub-Advisor or the Adviser from the Sub-Sub-Advisor on request for a period of 5 years, or up to 7 years where requested by the FCA.

8.2	Each of the Adviser and the Sub-Advisor shall use reasonable endeavours to notify its personnel that conversations with the Sub-Sub-Advisor will or may be recorded.

9.	Communications

9.1

Except as otherwise specified in this Agreement, the Sub-Advisor and the Sub-Sub-Advisor may communicate by letter, email, telephone or any other form of communication agreed by the Sub-Sub-Advisor. All communications shall be in English using the contact details in the Agreement.

APPENDIX II

Part B:

Regulatory Requirements For The Sub-Sub-Advisor Relating To The Provision Of Investment Advice And Non-Discretionary Execution Services

1.	Interpretation

1.1

The terms of this Part B of Appendix II will apply for so long as the Sub-Sub-Advisor is appointed to provide investment advice and execution services, as set out in Clause 2.1 of this Part B of Appendix II and to provide the duties and ob1igations of the Sub-Sub-Advisor, as set out in Clause 3 of this Part B of Appendix II.

2.	Appointment of the Sub-Sub-Advisor

2.1

Notwithstanding the provisions of Clause 3 of this Agreement, the Sub-Advisor hereby appoints the Sub-Sub-Advisor to provide investment advice and recommendations to the Sub-Advisor, and to execute or arrange for the execution of, certain investment decisions on behalf of the Sub-Advisor.

2.2	The Sub-Sub-Advisor hereby agrees to perform the duties described under Clause 2.1 of this Appendix for the period and on the terms set out in this Agreement in accordance with:

(A)	the Investment Objectives and Policies and the Restrictions;

(B)	the Articles;

(C)	the Compliance Manual; and

(D)

all applicable legislation or regulations and rules issued pursuant to such legislation or regulations including, without limitation, the Companies Act 2014 and the Criminal Justice (Money Laundering and Terrorist Financing) Act 2010 as amended (and all regulations, guidelines or notices issued pursuant thereto).

2.3

The authorities herein contained are continuing ones and shall remain in full force and effect until revoked by termination of this Agreement as hereinafter provided, but such revocation shall not affect any liability of the parties to this Agreement in any way resulting from transactions initiated prior to such revocation.

3.	Duties

3.1

The Sub-Sub-Advisor will advise the Sub-Advisor as to the investment of the Funds in accordance with the provisions of the organizational documents that apply to the Funds, the investment objectives, policies and restrictions of the Funds as stated in each Fund’s currently effective Prospectus and SAI. Without prejudice to the generality of the foregoing, the Sub-Sub-Advisor shall when providing such services from time to time:

(A)

advise the Sub-Advisor concerning all actions which it appears to the Sub-Sub-Advisor would be advantageous to the Sub-Advisor in implementing the Investment Objective and Policies of the Funds in relation to investments;

(B)	evaluate opportunities for possible investment by the Funds and communicate its advice to the Sub-Advisor;

(C)	provide such advice to the Sub-Advisor on matters related to the Funds as the Sub-Advisor may reasonably require; and

(D)	as required by the Sub-Advisor, prepare material for inclusion in reports prepared by the Funds or the Sub-Advisor.

3.2	Such information and advice as aforesaid shall be given orally or in writing by post, facsimile or by electronic communication and shall be given to the Sub-Advisor.

3.3

The Sub-Sub-Advisor shall not be permitted to make discretionary decisions or otherwise manage the Funds. It is acknowledged that all decisions to proceed with any investment recommendation shall rest with the Sub-Advisor and not the Sub-Sub-Advisor. The Sub-Sub-Advisor shall not be permitted to deal in any Investments as agent for the Sub-Advisor.

4.	Investment Advice

4.1	The investment advice provided to the Sub-Advisor by the Sub-Sub-Advisor will be restricted advice or non-independent advice (as defined in the FCA Rules).

4.2	Subject to Clause 4.1 of this Appendix, the Sub-Sub-Advisor hereby notifies the Sub-Advisor that, when giving investment advice to the Sub-Advisor:

(A)	the Sub-Sub-Advisor shall not be required to assess a diverse range of products that are available across the market;

(B)

any such advice may be Limited to advice on products issued or provided by the Sub-Sub-Advisor itself, or by entities with which the Sub-Sub-Advisor has close legal or economic relationships, including contractual relationships;

(C)

details of the types of financial instruments considered, the range of financial instruments and providers analysed for each type of instrument and the range of financial instruments that may be recommended by the Sub-Sub-Advisor, are set out in the Sub-Sub-Advisor’s conflicts of interest policy.

4.3	In assessing whether an investment recommendation is suitable for the Sub-Advisor, the Sub-Sub-Advisor is entitled to, and sl1all, assume that:

(A)	the Sub-Advisor has the necessary level of experience and knowledge in order to understand the risks involved in the transaction; and

(B)	the Sub-Advisor is able financially to bear any related investment risks consistent with the investment objectives of the Sub-Advisor.

4.4

On the basis that the Sub-Advisor is categorised as a professional client (and not a retail client), the Sub-Sub-Advisor shall not be required to provide the Sub-Advisor with a suitability report which specifies how the advice given meets the Sub-Advisor’s preferences, objectives and other characteristics.

5.	Inducements

5.1

The Sub-Sub-Advisor hereby notifies the Sub-Advisor that it may pay, provide, accept or receive certain fees, commissions, monetary benefits or non-monetary benefits, in connection with the services provided to the Sub-Advisor under this Agreement, which it will notify to the Sub-Advisor from time to time.

5.2

In particular, the Sub-Sub-Advisor hereby notifies the Sub-Advisor that it may receive the following minor non-monetary benefits from third parties, in connection with the services provided to the Sub-Advisor under this Agreement:

(A)	information or documentation relating to a financial instrument or investment service, that is generic in nature or personalised to reflect the circumstances of an individual client;

(B)

written material from a third party that is commissioned and paid for by a corporate issuer or potential issuer to promote a new issuance by the issuer, or where the third party firm is contractually engaged and paid by the issuer to produce such material on an ongoing basis, provided that the relationship is clearly disclosed in the material and that the material is made available at the same time to any firms wishing to receive it, or to the general public;

(C)	participation in conferences, seminars and other training events on the benefits and features of a specific financial instrument or an investment service; and

(D)	hospitality of a reasonable de minimis value, including food and drink during a business meeting or a conference, seminar or other training event specified at Clause 5.2(C) of this Appendix.

Part C:

Regulatory Requirements for the Sub-Sub-Advisor relating to the Provision of Investment Management Services

1.	Interpretation

The terms of this Part C of Appendix II will apply where the Sub-Sub-Advisor is appointed to manage some or all of the Funds as set out in Clause 3(b) of the Agreement, and to provide the duties and obligations of the Sub-Sub-Advisor, as set out in Clause 3 of the Agreement.

2.	Research

The Sub-Sub-Advisor will pay directly out of its own resources for research.

3.	Performance Evaluation

The Sub-Sub-Advisor will provide the Sub-Advisor with details of its methods of evaluation and comparison, based on the investment objective and approach set out in the Prospectus and the types of investments included in the Funds so as to enable the Sub-Advisor to assess the Sub-Sub-Advisor’s performance.

4.	Reporting

4.1

The Sub-Sub-Advisor shall provide the Sub-Advisor with such periodic repo11s on the Funds as the Sub-Advisor may reasonably require. In addition, in accordance with the FCA Rules the Sub-Sub-Advisor shall provide the Sub-Advisor with a periodic statement (or shall procure that such a statement is provided to the Sub-Advisor by another person) at least once every three months, or once every month if the Fund is leveraged.

4.2

The Sub-Sub-Advisor shall notify the Sub-Advisor where the overall value of the Funds, as evaluated at the beginning of each reporting period, depreciates by 10% and thereafter at multiples of 10%, by the end of the business day in which the threshold is exceeded. Where the threshold is exceeded on a non-business day, the Sub-Sub-Advisor shall notify the Sub-Advisor by the end of the next business day.

5.	Regulatory Reporting

5.1

Each of the Adviser and the Sub-Advisor acknowledges that, under the FCA Rules, the Sub-Sub-Advisor is required to make certain reports to the FCA regarding its trading activities including without limitation transaction reports, and that for this purpose the Sub-Sub-Advisor requires certain information from the Sub-Advisor relating to the Funds. Each of the Adviser and the Sub-Advisor acknowledges that, if information is not provided in accordance with this Clause 5.1, the Sub-Sub-Advisor may not be able to execute or place relevant trades.

5.2	The Sub-Sub-Advisor confll1lls that the Sub-Advisor has provided to it the up-to-date legal entity identification code (“LEI Code”) for each of the Funds and the Sub-Advisor.

5.3	The Sub-Advisor shall provide to the Sub-Sub-Advisor the following information:

(A)	As soon as reasonably practicable in the event that an LEI Code provided under Clause 5.2 changes or is updated, the new or updated LEI Code; and

(B)	promptly on request by the Sub-Sub-Advisor, in relation to sales of EEA listed equities and sovereign debt carried out by the Sub-Sub-Advisor, details of whether the Fund was:

(1)	holding a short position or a long position in the relevant EEA listed equity or sovereign debt at the time of the sale; and

(2)	the size of that short position or long position at the time of the sale.

5.4

Each of the Adviser and the Sub-Advisor acknowledges that, for the purpose of fulfilling the Sub-Sub-Advisor’s regulatory reporting obligations as described in Clause 5.1 and its regulatory reporting obligations to the market under the FCA Rules, the Sub-Sub-Advisor is required to disclose in those reports specified information about the Sub-Advisor, the Funds and the relevant transactions. Notwithstanding the confidentiality provisions in the Principal Agreement, each of the Adviser and the Sub-Advisor hereby consents to such disclosure of information by the Sub-Sub-Advisor as required for regulatory purposes.

6.	Costs and Charges

6.1

The Sub-Advisor acknowledges and confirms that the Sub-Sub-Advisor has separately provided it with a costs and charges disclosure document, which provides detailed information on the costs and charges that will be incurred by the Sub-Advisor in relation to the services to be provided by the Sub-Sub-Advisor under the terms of this Agreement.

7.	Inducements

7.1

Under the FCA Rules, in the course of providing portfolio management services to the Sub-Advisor, the Sub-Sub-Advisor must not accept and retain any fees, commissions or monetary benefits or accept any non-monetary benefits where these are paid or provided by any third party or a person acting on behalf of a third party, other than acceptable minor non-monetary benefits described under Clause 7.3 and, if certain requirements set out in the FCA Rules are met, research. Each of the Adviser and the Sub-Advisor acknowledges and ·agrees that the Sub-Sub-Advisor may accept minor non-monetary benefits described under Clause 7.3.

7.2

The Sub-Sub-Advisor may accept and retain fees, commission or monetary benefits which are paid or provided to the Sub-Sub-Advisor by a person acting on behalf of the Sub-Advisor, provided that person is aware that such payments have been made on behalf of the Sub-Advisor and the amount and frequency of the payment is agreed between the Sub-Advisor and the Sub-Sub-Advisor and not determined by a third party.

7.3

The following benefits received by the Sub-Sub-Advisor in the course of providing services to the Sub-Advisor will be considered to be acceptable minor non-monetary benefits for the purposes of Clause 7.2:

(A)	information or documentation relating to a financial instrument that is generic in nature or personalised to reflect the circumstances of an individual client;

(B)

written material from a third party that is commissioned and paid for by a corporate issuer or potential issuer to promote a new issuance by the issuer, or where the third party firm is contractually engaged and paid by the issuer to produce such material on an ongoing basis, provided that the relationship is clearly disclosed in the material and that the material is made available at the same time to any firms wishing to receive it, or to the general public;

(C)	participation in conferences, seminars and other training events on the benefits and features of a specific financial instrument or an investment service;

(D)	hospitality of a reasonable de minimis value, including food and drink during a business meeting or a conference, seminar or other training event mentioned under Clause 7.3(C);

(E)	research relating to an issue of shares, debentures, warrants or certificates representing certain securities by an issuer, which is:

(1)	produced prior to the issue being completed, by a person that is providing underwriting or placing services to the issuer on that issue;

(2)	made available to prospective investors in the issue; and

(F)	research that is received so that the Sub-Sub-Advisor may evaluate the research provider’s research service, provided that:

(1)	it is received during a trial period that lasts no longer than three months;

(2)	no monetary or non-monetary consideration is due (whether during the trial period, before or after) to the research provider for providing the research during the trial period;

(3)

the trial period is not commenced with the research provider within 12 months from the termination of an arrangement for the provision of research (including any previous trial period) with the research provider; and

(4)

the Sub-Sub-Advisor makes and retains a record of the dates of any trial period accepted under this Clause 7.3(F), as well as a record of how the conditions in (1) to (3) were satisfied for each such trial period.

8.	Valuation

8.1	The Sub-Sub-Advisor hereby notifies the Sub-Advisor that investments comprised in the Funds will be valued at the frequency and in accordance with the methodology specified in the Prospectus.